                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]   Preliminary Proxy Statement          [ ] Confidential, For Use of the
[ ]   Definitive Proxy Statement               Commission Only (as permitted
[X]   Definitive Additional Materials          by Rule 14a-6(e)(2))
[ ]   Soliciting Material Pursuant to
      Rule 14a-12

                        TEMPLETON CHINA WORLD FUND, INC.
                        --------------------------------
                (Name of Registrant as Specified In Its Charter)

                    PRESIDENT AND FELLOWS OF HARVARD COLLEGE
                    -----------------------------------------
             (Name of Person(s) Filing Proxy Statement if Other Than
                                 the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount previously paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:






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                    PRESIDENT AND FELLOWS OF HARVARD COLLEGE
                      c/o Harvard Management Company, Inc.
                              600 Atlantic Avenue
                          Boston, Massachusetts 02210

[HARVARD MANAGEMENT COMPANY, INC. LOGO]

                                                                  March 24, 2003

Dear Fellow Shareholder of Templeton China World Fund, Inc.:

As you may be aware, we recently have reached agreement with Templeton China World Fund with regard to the open-ending of the Fund and other issues. After much hard work, the parties have agreed on a settlement that we feel will benefit all shareholders.

The joint press release enclosed describes the open-ending proposal and the settlement. In our opinion, the open-ending proposal with the in-kind distribution feature should minimize the potential adverse impact on net asset value per share from open-ending. We and the Fund also have agreed to discuss, prior to the open-ending, other steps the Fund might take to that end. To support this effort further, we have agreed that, when we redeem our shares in the open-end Fund, we will take our redemption proceeds through a pro rata, in-kind distribution of portfolio investments. As a result, the Fund will avoid having to sell significant portfolio assets to raise cash to meet Harvard's redemption request.

You may already have returned the white proxy card we sent to you in connection with the 2003 China World annual meeting. In light of our agreement with the Fund, we will be supporting the open-ending proposal at the meeting and have withdrawn the proposals we had planned to present at the meeting. We will not be voting any shares for which we received proxies. If you would like to be represented at the annual meeting, you will need to return the proxy you will receive from the Fund. We urge you to vote FOR the Fund's proposed open-ending.

                                          Thank you for your support,


                                          /s/ STEVEN ALPERIN


                                          STEVEN ALPERIN
                                          Vice President, Emerging Markets
                                          Harvard Management Company, Inc.




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FOR IMMEDIATE RELEASE

Media Contacts: Lisa Gallegos, Franklin Templeton Investments, Tel: (650) 312-3395
                Steven Alperin, Harvard Management, Tel:  (617) 523-4400

--------------------------------------------------------------------------------

              HARVARD UNIVERSITY, TEMPLETON CHINA WORLD FUND, INC.,
                         TEMPLETON DRAGON FUND, INC. AND
                         TEMPLETON ASSET MANAGEMENT LTD.
                                 SETTLE LAWSUIT

                          HARVARD UNIVERSITY WITHDRAWS
                 ITS TEMPLETON CHINA WORLD SHAREHOLDER PROPOSALS
                      AND SUPPORTS TEMPLETON CHINA WORLD'S
            OPEN-ENDING PROPOSAL WITH AN IN-KIND DISTRIBUTION FEATURE

                          HARVARD UNIVERSITY WITHDRAWS
                   ITS TEMPLETON DRAGON SHAREHOLDER PROPOSALS;
                 TEMPLETON DRAGON TO MAKE CASH TENDER OFFER FOR
       15% OF ITS OUTSTANDING SHARES AT 92.5% OF NET ASSET VALUE PER SHARE

                                TEMPLETON DRAGON
                 TO SEEK AUTHORITY TO MAKE IN-KIND TENDER OFFERS

Fort Lauderdale, Florida and Boston, Massachusetts, March 20, 2003 - Templeton China World Fund, Inc. (NYSE: TCH), a closed-end management investment company ("China World"), Templeton Dragon Fund, Inc. (NYSE: TDF), a closed-end management investment company ("Dragon"), Templeton Asset Management Ltd., the investment advisor to each of the funds ("Templeton"), and President and Fellows of Harvard College ("Harvard University") announced today that they had reached agreements that will result in, among other things, the dismissal of their litigation claims against each other and the withdrawal of Harvard University's shareholder proposals for the funds' upcoming annual meetings. Also, Harvard will now support the Board's proposal to open-end China World with an in-kind distribution feature, and Dragon will make a tender offer to be commenced on or prior to April 30, 2003, and may, pursuant to its settlement with Harvard, make additional tender offers in the future.

DISMISSAL OF LAWSUIT

The three settlement agreements announced today (between China World and Harvard, Dragon and Harvard, and Templeton and Harvard, respectively) will result in the dismissal without prejudice of the lawsuit originally brought in January 2003 by China World, Dragon and Templeton in the United States District Court for the District of Maryland, Northern Division, against Harvard University, Harvard Management Company, Inc., which is an investment advisor to Harvard University, and Steven Alperin, an officer of Harvard Management (collectively, "Harvard"), as well as the dismissal without prejudice of the counterclaims brought by Harvard against the funds, their respective directors and Templeton. The parties have also entered into covenants not to sue each other with respect to the claims that were made or could have been made in the litigation absent a breach of the settlement agreements.

END OF PROXY CONTEST

As part of the settlements, Harvard has agreed to withdraw all of its shareholder proposals for the respective upcoming 2003 Annual Meetings of Shareholders of China World and Dragon. Harvard also




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will not solicit proxies from shareholders for the China World 2003 Annual
Meeting and will not vote any proxies previously received.

CONVERSION OF CHINA WORLD TO AN OPEN-END FUND

Harvard announced that it intends to support the Board of Directors' proposal at the 2003 Annual Meeting calling for the open-ending of China World, with an in-kind distribution feature described below.

If shareholders approve the open-ending proposal, the in-kind distribution feature will provide the fund the option of meeting large redemption requests through a pro rata, in-kind distribution of its portfolio investments by making an election pursuant to Rule 18f-1 under the Investment Company Act of 1940 and adopting related procedures. This will allow the fund to minimize the potential adverse impact of large redemption requests on the fund's net asset value per share. Small redemption requests (generally in amounts less than $250,000 in any ninety-day period) will be paid in cash by the fund.

Harvard also announced that, if and when China World open-ends, Harvard will redeem all of its shares of the fund within 30 days after conversion, and that under the settlement it will take its redemption proceeds through a pro rata, in-kind distribution of portfolio investments. As a result, the fund will avoid having to sell significant portfolio assets to raise cash to meet Harvard's redemption request - thus limiting the potential adverse effect on the fund's net asset value per share.

China World announced that if conversion to an open-end fund is approved by shareholders, the open-end fund would assess a redemption fee, not in excess of two percent, on all redemptions or exchanges of shares made within six months following the effective date of the conversion except on any redemptions of shares purchased after the conversion.

Representatives of Harvard and China World also have agreed to discuss, prior to conversion, steps China World might take to minimize any adverse effect on the net asset value per share of the fund resulting from a need to sell portfolio securities of the fund to raise cash to satisfy redemption requests.

DRAGON TENDER OFFERS

Dragon announced that as part of its settlement with Harvard, it has agreed to take the following actions:

o April 2003 cash tender offer - The Board of Directors of Dragon approved the making of a cash tender offer to be commenced on or prior to April 30, 2003, for 15% of the fund's outstanding shares at 92.5% of net asset value per share as of the date the offer expires. Previously, the Board of Directors had approved an April 2003 cash tender offer for not less than 10% of the fund's outstanding shares at not less than 90% of net asset value per share.

o In-kind tender offers - Dragon also will apply to the Securities and Exchange Commission ("SEC") for an exemption allowing the fund to make occasional, non-periodic tender offers, each for up to 20% of Dragon's outstanding shares at a price equal to 95% of net asset value per share as of the date the offer expires, to be paid entirely in kind through a pro rata distribution of marketable portfolio securities. The fund will not apply, however, for interval fund status. Subject to certain conditions, the settlement requires the fund to commence such an in-kind tender offer for 20% of the fund's shares within three months after obtaining the SEC exemption. Dragon may also be required under the settlement to conduct, on substantially identical terms, up to two additional in-kind tender offers under certain circumstances. There is no assurance that the SEC will grant the exemption, nor is it possible to predict the date when an exemption might be granted.


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o    Additional cash tender offers - If the SEC does not grant the exemption for in-kind tender offers by May 26, 2004, the settlement provides that Dragon may, but is not obligated to, conduct an additional cash tender offer, and possibly later follow-on cash tender offers, each for 15% of the fund's outstanding shares at a price of 92.5% of net asset value per share as of the date the offer expires. Under certain circumstances, if Dragon does not conduct these tender offers, Harvard will be relieved of its obligation to refrain from making shareholder proposals and taking other actions with respect to the fund, as described below.

Harvard announced that it intends to tender all of the shares it then owns into each tender offer described above that is commenced.

The Dragon settlement agreement provides that Dragon will not be obligated to commence in-kind tender offers or additional cash tender offers under certain circumstances or conditions. These relate to, among other things, the number of shares tendered by shareholders into preceding tender offers as well as the beneficial ownership percentages of the fund's shareholders.

STANDSTILL

As part of the three settlements, Harvard agreed not to submit any proposals for consideration by shareholders of China World or Dragon , or any other closed-end fund or similar investment vehicle managed by Templeton or its affiliates, or for consideration by shareholders of Franklin Resources, Inc. (NYSE: BEN), the parent company of Templeton, nor to encourage others to do so, for a period of four years. Harvard also has agreed not at any time to acquire additional shares of China World, Dragon or any other closed-end fund or similar investment vehicle managed by Templeton or its affiliates.

                                    * * * * *

The summaries of the settlements reached by Harvard and China World, Harvard and Dragon, and Harvard and Templeton included in this press release are qualified in their entirety by reference to the full text of the three separate settlement agreements. Copies of the settlement agreements will be filed by China World and Dragon with the U.S. Securities and Exchange Commission and will be available for free at the SEC's website, www.sec.gov. The parties have agreed not to make public statements (including to the media) regarding the settlements.

                                    * * * * *

In connection with their 2003 annual meetings of shareholders, China World and Dragon intend to file relevant materials with the U.S. Securities and Exchange Commission ("SEC"), including their respective proxy statements. Because those documents contain important information, shareholders of China World and Dragon are urged to read them when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov. Shareholders also can obtain copies of these documents, when available, for free by calling China World or Dragon at 1-800-342-5236.

China World, its directors and executive officers and certain other persons may be deemed to be participants in China World's solicitation of proxies from its shareholders in connection with its 2003 annual meeting of shareholders. Dragon, its directors and executive officers and certain other persons may be deemed to be participants in Dragon's solicitation of proxies from its shareholders in connection with its 2003 annual meeting of shareholders. Information about their respective directors is set forth in the proxy statement for China World's 2002 annual meeting of shareholders and for Dragon's 2002 annual meeting of shareholders, respectively. Participants in China World's and Dragon's respective solicitations may also be deemed to include the following executive officers or other persons whose interests in China World or Dragon may not be described in their respective proxy statements for China World's and Dragon's 2002 annual meetings: Mark Mobius (President and C.E.O. - Investment Management); Jimmy D. Gambill (Senior Vice President and C.E.O. - Finance and Administration); Charles B. Johnson (Vice President); Rupert H. Johnson, Jr. (Vice President); Harmon E. Burns (Vice President); Martin L. Flanagan (Vice President); Jeffrey A. Everett (Vice President); Gregory E. Johnson (President, Franklin Resources, Inc.); John R. Kay (Vice President); Murray L. Simpson (Vice President and Asst. Secretary); David P. Goss (Vice President and Asst. Secretary); Barbara J. Green (Vice President and Secretary); Michael O. Magdol (Vice President - AML Compliance); Bruce S. Rosenberg (Treasurer and Chief Financial Officer); and Holly Gibson Brady (Director of Corporate Communications - Franklin Resources, Inc.).

As of the date of this communication, none of the foregoing participants individually, or as a group, beneficially owns in excess of 1% of China World's common stock or 1% of Dragon's common stock. Except as disclosed above, to the knowledge of China World and Dragon, none of their respective directors or executive officers has any interest, direct or indirect, by security holdings or otherwise, in China World or Dragon.

Shareholders of China World or Dragon may obtain additional information regarding the interests of the participants by reading the proxy statements of China World and Dragon when they become available.

                                  ------------

Dragon has not commenced any tender offer referred to in this communication. Upon commencement of any such offer, Dragon will file with the SEC a Schedule TO and related exhibits, including the offer to purchase, letter of transmittal and other related documents. Dragon shareholders are strongly encouraged to read these documents when they become available because they will contain important information about any offer. When filed with the SEC, the Schedule TO and related exhibits will be available without charge at the SEC's website at www.sec.gov. Any offer to purchase and related letter of transmittal, when available, will be delivered without charge to all of Dragon's shareholders. Dragon shareholders may also obtain copies of these documents without charge by calling Dragon at 1-800-342-5236.

This communication is not an offer to purchase or the solicitation of an offer to sell shares of Dragon. Any tender offer will be made only by an offer to purchase and the related letter of transmittal. Neither the offer to purchase shares will be made to, nor will tenders pursuant to the offer to purchase be accepted from or on behalf of, holders of shares in any jurisdiction in which making or accepting the offer to purchase would violate that jurisdiction's laws.

                                      # # #


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